EXHIBIT 5.1

                    RUSKIN, MOSCOU, EVANS & FALTISCHEK, P.C.
                              170 OLD COUNTRY ROAD
                                MINEOLA, NY 11501
                                 (516) 663-6600





                                            September 6, 1996




Hirsch International Corp.
200 Wireless Boulevard
Hauppauge, NY 11788

                  Re:  Hirsch International Corp.

Gentlemen:

     We have acted as counsel to Hirsch International Corp., a Delaware corporation (the "Company"), in connection with its filing of a Registration Statement (the "Registration Statement") on Form S-3 with respect to 205,078 shares of the Company's Class A Common Stock ("Shares") issuable upon the exercise of Common Stock Purchase Warrants, and 205,078 Common Stock Purchase Warrants ("Warrants"), issued by the Company to the Representative of the Underwriters and certain officers of the Representative ("Selling Securityholders") in connection with the Company's initial public offering completed on February 17, 1994. In connection therewith, we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion, including, without limitation, the Warrants and a specimen of Class A Common Stock Certificate. Based on our examination, we advise you that, in our opinion, the Shares and Warrants to be sold by the Selling Securityholders are duly and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                Very truly yours,


                                \S\ Ruskin, Moscou, Evans & Faltischek, P.C.
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                                RUSKIN, MOSCOU, EVANS & FALTISCHEK, P.C.